EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-168839) on Form S-8 of Territorial Savings Bank of our report dated June 28, 2016, with respect to the statement of assets available for benefits of Territorial Savings Bank 401(k) Plan as of December 31, 2015, the related statement of changes in assets available for benefits for the year then ended and the related supplemental schedule as of December 31, 2015, appearing in this Annual Report (Form 11-K) of Territorial Savings Bank 401(k) Plan.

/s/ Moss Adams LLP

Portland, Oregon
June 28, 2016